Exhibit 99.1

News	micros ® MICROS Systems, Inc. 7031 Columbia Gateway Drive Columbia, Maryland 21046-2289

Release Date: August 27, 2003	Contact: Peter J. Rogers, Jr. Vice President, Investor Relations (443) 285-8059 progers@micros.com

MICROS REPORTS FISCAL 2003 YEAR RESULTS:
RECORD FOURTH QUARTER AND FISCAL YEAR REVENUE;
REVENUE, NET INCOME & EPS EXCEED EXPECTATIONS

Columbia, Maryland... MICROS Systems, Inc. (Nasdaq:MCRS), a leading supplier of information systems to the hospitality and specialty retail industries, today announced the results for its fiscal 2003 fourth quarter and fiscal year ended June 30, 2003. Revenue for the quarter was $120.5 million, an increase of $20.2 million, or 20.1%, over the same period last year. The quarterly revenue is a company record. Net income for the quarter was $8.8 million, an increase of $3.6 million, or 69.3%, over the year ago fourth quarter. Earnings per share, on a diluted basis, were $0.48 per share, an increase of $0.19 per share, or 65.5%, over the year ago figure of $0.29.

For the fiscal year ended June 30, 2003, MICROS’s revenue was $400.2 million, an increase of $33.0 million, or 9.0%, over the same period last year. The fiscal year revenue is a company record. Net income for the fiscal year was $21.8 million, an increase of $9.5 million, or 78.0%, over last year. Earnings per share, on a diluted basis, were $1.22, an increase of $0.53 per share, or 76.8%, over the year ago figure of $0.69.

The revenue, net income and earnings per share results for the fourth quarter and fiscal year exceeded consensus expectations.

In the first quarter of fiscal 2003, MICROS adopted Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets.” Under this Statement, the Company is not recording goodwill amortization expense for fiscal 2003. For comparison purposes, the effect of goodwill amortization for the fiscal 2002 fourth quarter was $0.08 per diluted share and $0.30 per diluted share on a fiscal year basis.

Tom Giannopoulos, MICROS’s Chairman and CEO stated: “We are extremely pleased with the final quarter of our fiscal year and the year in total. To achieve these results despite the global uncertainties and generally difficult business environment is a testament to the strength of our products, distribution partners, service infrastructure and, most importantly, our employees.”

MICROS’s management guidance for the fiscal 2004 first quarter ending September 30, 2003 is for revenue between $97.0 million and $102.0 million and net income between $3.5 million and $4.5 million. Guidance for the fiscal 2004 year ending June 30, 2004 is for revenue between $440.0 million and $450.0 million and net income between $26.5 million and $29.5 million.

MICROS’s stock is traded through NASDAQ under the symbol MCRS. Some of the statements contained herein not based on historic facts are forward-looking statements that involve risks and uncertainties. Some of those uncertainties are: product demand and market acceptance; adverse economic factors; impact of competitive products and pricing on margins; product development delays and technological difficulties; and aggressively controlling expenses. Other risks are indicated in the MICROS Form 10-K and other filings with the Securities and Exchange Commission. MICROS assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

News	micros ® MICROS Systems, Inc. 7031 Columbia Gateway Drive Columbia, Maryland 21046-2289

Release Date: August 27, 2003	Contact: Peter J. Rogers, Jr. Vice President, Investor Relations (443) 285-8059 progers@micros.com

MICROS SYSTEMS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share amounts)

	Fourth Quarter Ended June 30,		Twelve Months Ended June 30,

	2003	2002	2003	2002

Revenue:
Hardware and software	$64,268	$54,382	$208,264	$194,606
Service	56,274	45,993	191,927	172,557

Total revenue	120,542	100,375	400,191	367,163

Cost of sales:
Hardware and software	34,123	29,557	115,244	108,032
Service	24,226	20,665	86,388	81,994

Total cost of sales	58,349	50,222	201,632	190,026

Gross margin	62,193	50,153	198,559	177,137

Selling, general and administrative expenses	38,848	33,279	132,601	123,011
Research and development expenses	5,369	5,172	18,748	19,320
Depreciation and amortization	2,718	4,186	8,888	16,042

Total operating expenses	46,935	42,637	160,237	158,373

Income from operations	15,258	7,516	38,322	18,764
Non-operating (expense), income net	(254)	394	(1,127)	581

Income before taxes, minority interests, and equity in net earnings of affiliates	15,004	7,910	37,195	19,345
Income tax provision	6,201	2,581	15,078	6,577

Income before minority interests and equity in net earnings of affiliates	8,803	5,329	22,117	12,768
Minority interests and equity in net earnings of affiliates	(17)	(139)	(335)	(529)

Net income	$8,786	$5,190	$21,782	$12,239

Net income per common share:
Basic	$0.49	$0.30	$1.24	$0.70

Diluted	$0.48	$0.29	$1.22	$0.69

Weighted-average number of shares outstanding:
Basic	17,786	17,526	17,502	17,510

Diluted	18,401	18,046	17,838	17,850

News	micros ® MICROS Systems, Inc. 7031 Columbia Gateway Drive Columbia, Maryland 21046-2289

Release Date: August 27, 2003	Contact: Peter J. Rogers, Jr. Vice President, Investor Relations (443) 285-8059 progers@micros.com

MICROS SYSTEMS, INC.
CONSOLIDATED BALANCE SHEET

(In thousands)

	June 30,	June 30,
	2003	2002

ASSETS
Current assets:
Cash and cash equivalents	$45,682	$66,638
Accounts receivable, net	98,700	86,918
Inventories, net	31,864	31,211
Deferred income taxes	7,885	7,008
Prepaid expenses and other current assets	17,860	12,756

Total current assets	201,991	204,531
Property, plant and equipment, net	20,179	21,467
Deferred income taxes, non-current	32,003	20,707
Goodwill and intangible assets, net	74,270	32,055
Purchased and internally developed software costs, net	38,089	30,303
Other assets	3,483	3,767

Total assets	$370,015	$312,830

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Bank lines of credit	$10,185	$18,699
Current portion of long term debt	363	0
Current portion of capital lease obligations	106	147
Accounts payable	24,177	25,955
Accrued expenses and other current liabilities	44,240	34,554
Income taxes payable	10,102	7,303
Deferred income taxes	501	547
Deferred service revenue	38,538	33,841

Total current liabilities	128,212	121,046
Capital lease obligations, net of current portion	198	279
Deferred income taxes, non-current	11,495	9,933
Other non-current liabilities	6,510	1,232
Commitments and contingencies Minority interests	2,372	1,978
Shareholders’ equity:
Common stock	450	438
Capital in excess of par	69,644	56,867
Retained earnings	152,381	130,599
Accumulated other comprehensive loss	(1,247)	(9,542)

Total shareholders’ equity	221,228	178,362

Total liabilities and shareholders’ equity	$370,015	$312,830